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                                                                     EXHIBIT 5.1

                  [Letterhead of Gibson, Dunn & Crutcher LLP]

                                 April 22, 1999

(213) 229-7000                                                     C 42208-00112

The IT Group, Inc.
2790 Mosside Boulevard
Monroeville, Pennsylvania 15146-2792

   Re: The IT Group, Inc. -- Registration Statement on Form S-4

Ladies and Gentlemen:

   We have acted as counsel for The IT Group, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company of up to $225,000,000 aggregate principal amount of the Company's 11 1/4% Series B Senior Subordinated Notes due 2009 (the "Notes") with the Securities and Exchange Commission on a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended. The Notes will be offered in exchange for a like principal amount of the Company's 11 1/4% Series A Senior Subordinated Notes due 2009 (the "Old Notes") pursuant to that certain Registration Rights Agreement dated as of April 9, 1999, between the Company, the subsidiary guarantors thereof (the "Subsidiary Guarantors"), Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney (the "Registration Rights Agreement"). The Registration Rights Agreement was executed in connection with the private placement of the Old Notes.

   We have also acted as counsel for the Subsidiary Guarantors in connection with the registration of the subsidiary guarantees of the Notes by the Subsidiary Guarantors under the Registration Statement (the "Subsidiary Guarantees").

   The Notes will be issued pursuant to that certain Indenture dated as of April 9, 1999, between the Company, the Subsidiary Guarantors and The Bank of New York, as Trustee (the "Indenture").

   We are familiar with the actions taken and to be taken by the Company and the Subsidiary Guarantors in connection with the offering of the Notes and the issuance of the Subsidiary Guarantees. On the basis of such knowledge and such investigation as we have deemed necessary, we are of the opinion that: (i) the Notes have been duly authorized by the Company and, when issued in exchange for the Old Notes pursuant to the terms of the exchange offer described in the Registration Statement and the Indenture, will be validly issued and will constitute legal and binding obligations of the Company; and (ii) the Subsidiary Guarantees have been duly authorized by the Subsidiary Guarantors and, when issued along with the Notes in accordance with the terms of the Indenture, will be validly issued and will constitute the legal and binding obligations of the Subsidiary Guarantors.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ Gibson, Dunn & Crutcher LLP
                                          GIBSON, DUNN & CRUTCHER LLP